Exhibit 99.1

Watsco Second Quarter EPS Climbs 27% to New Record

$1.03 EPS for Quarter Achieved by 16% Higher Revenues

and Expanded Operating Margins

COCONUT GROVE, FLORIDA, July 20, 2006 – Watsco, Inc. (NYSE:WSO), the largest distributor of air conditioning and heating products, today announced record operating results for the second quarter and six months ended June 30, 2006.

Earnings per share for the second quarter increased 27% to a record $1.03 per diluted share with net income increasing by 28% to a record $28.7 million, compared to 81 cents per diluted share on net income of $22.4 million in 2005. During the quarter, revenues grew 16%, or $69 million, to a record $512 million, with revenue growth of 15% on a same-store basis. Gross profit grew 19%, or $21 million, to $132 million with gross profit margin improving 70 basis-points to 25.9%. Operating income advanced 27%, or $10.0 million, to a record $47.2 million with operating margins expanding 80 basis-points to a record 9.2%.

For the first six months of 2006, earnings per share increased 32% to a record $1.50 per diluted share with net income increasing by 32% to a record $41.8 million, compared to $1.14 per diluted share on net income of $31.6 million in the comparable period of 2005. Revenues grew 15%, or $117 million, to a record $906 million, with revenue growth of 14% on a same-store basis. Gross profit grew 17%, or $34 million, to $233 million with gross profit margin advancing 50 basis-points to 25.7%. Operating income increased 30%, or $16.1 million, to a record $69.0 million with operating margins expanding 90 basis-points to a record 7.6%.

Albert H. Nahmad, Watsco’s President and Chief Executive Officer, stated: “This quarter’s financial performance is the most outstanding in Watsco’s history. Strong demand for our products, higher prices related to the launch of new, higher-efficiency air conditioning systems and improved margins combined to produce terrific top and bottom-line performance. New higher-efficiency products have been well-accepted by the market and even more innovative products will be available in the future to provide a greater number of consumer choices to offset increasing energy costs.”

Mr. Nahmad added: “Investment continues in building Watsco’s network and during the last year we added 23 new locations and expanded product offerings. We are focused on our goal of building the industry’s broadest and most effective network available that serves our contractor customers. The potential is huge as Watsco presently enjoys only 7-8% market share of the estimated $25 billion market for our products.”

There are an estimated 120 million single-family homes in the United States, most of which have central air conditioning and heating systems. Eventually, these systems will wear out and require repair or replacement. Watsco’s focused strategy provides the products, technical solutions and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems.

Watsco will be holding its investor conference call today, July 20, 2006 at 11:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the distribution segment of the HVAC industry, currently operating 362 locations serving over

38,000 customers in 32 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Percentage Change	Six-Months Ended June 30,		Percentage Change
	2006	2005		2006	2005
Revenues	$512,029	$443,030	16%	$906,336	$788,982	15%
Cost of sales	379,541	331,505		673,768	590,032

Gross profit	132,488	111,525	19%	232,568	198,950	17%

Gross profit margin	25.9%	25.2%		25.7%	25.2%

SG&A expenses	85,324	74,410	15%	163,562	146,026	12%

Operating income	47,164	37,115	27%	69,006	52,924	30%

Operating margin	9.2%	8.4%		7.6%	6.7%

Interest expense, net	1,120	978	15%	1,919	2,023	(5)%

Income before income taxes	46,044	36,137	27%	67,087	50,901	32%
Income taxes	17,296	13,731		25,292	19,347

Net income	$28,748	$22,406	28%	$41,795	$31,554	32%

Earnings per share for Common and Class B common stock:
Basic	$1.10	$0.86	28%	$1.60	$1.21	32%
Diluted	$1.03	$0.81	27%	$1.50	$1.14	32%

Weighted average Common and Class B common shares and equivalent shares used to calculate earnings per share:
Basic	26,186	26,044		26,154	25,989
Diluted	27,891	27,771		27,937	27,663

(Note: Information in the attached press release referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the prior twelve months.)

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
Cash and cash equivalents	$7,204	$27,650
Accounts receivable, net	228,723	191,747
Inventories	338,198	266,543
Other	10,426	8,051

Total current assets	584,551	493,991
Property and equipment, net	17,804	17,244
Other	168,029	167,496

Total assets	$770,384	$678,731

Accounts payable and accrued expenses	$203,271	$169,219
Current portion of long-term obligations	10,080	10,079

Total current liabilities	213,351	179,298

Borrowings under revolving credit agreement	60,000	30,000
Long-term notes, net of current portion	—	10,000
Other long-term obligations, net of current portion	10,940	8,783

Total liabilities	284,291	228,081

Shareholders’ equity	486,093	450,650

Total liabilities and shareholders’ equity	$770,384	$678,731

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